                                                                  EXHIBIT 10.12

                                                                CRADA # 26 - 97

                       FEDERAL TECHNOLOGY TRANSFER ACT
            FDA/CBER COOPERATIVE RESEARCH & DEVELOPMENT AGREEMENT



1.  SUMMARY OF PROPOSED AGREEMENT WITH NEOPHARM, INC.

    Laboratory:      Center for Biologics Evaluation and Research
    Project Title:   Development and Commercialization of Interleukin-13
                      Pesudomonas Exotoxin as anticancer agent
               Project Description: SEE TAB 1 - RESEARCH PLAN
               FDA Project Officer: RAJ K. PURI, M.D., PH.D.


    Proposed Effective Dates    From: August 1997    To: August 2001

    Resource Summary:      $        Estimated #     Estimated    Estimated
                       Designated      FTEs         Equipment    Materials
                       ----------   -----------     ---------    ---------
         FDA               0           0.05             ($45,000/yr)
         Collaborator  $100,000/yr     0.10
         Total         $400,000        0.15             ($180,000)


2.  REVIEWS BY FDA ORGANIZATIONS - TAB 2

    A.  Possible Organizational Conflict -- Revisions Requested:
         None

    B.  Comments on Individual Conflict of Interest:
         DEPI AND CBER - SEE TAB 3

3.  Center action in response to reviews

    [ ] Summary of Comments
    [X] No Revisions Made To Agreement

4.  FDA Review Board Recommendation to the Commissioner

    [X] Accept              [ ] Disapprove             [ ] Modify (Explanation
                                                                Attached)


    /s/ Elizabeth D. Jacobson                               8/6/97
------------------------------------------             ---------------
    Review Board Chairperson                                Date


5.  LEAD DEPUTY COMMISSIONER'S DECISION

    [ ] Accepted            [ ] Disapproved            [ ] Modification(s)
                                                           (Explanation
                                                            Attached)


    /s/ Masira                                             8/12/97
------------------------------------------             ---------------
Lead Deputy Commissioner of Food and Drugs                  Date

                             CRADA SIGNATURE PAGE
                             --------------------


FOR FDA:


/s/                                                8/27/97
------------------------------------------         -------
Name/Signature                                     Date


Acting Deputy Director
------------------------------------------
Title


Mailing Address for Notices:
------------------------------------------
Center for Biologics Evaluation
------------------------------------------
and Research
------------------------------------------
Food and Drug Administration
------------------------------------------
5600 Fishers Lane, HFM-44
------------------------------------------
Rockville, MD 20857
------------------------------------------
Attn: Mary Meyer

FOR THE COLLABORATOR: (The undersigned expressly certifies or affirms that the contents of any statements made or reflected in this document are truthful and accurate.)



Aguilur Rahman /  /s/ Aguilur Rahman               7/21/97
------------------------------------------         -------
Name/Signature                                     Date


Chief Scientific Officer
------------------------------------------
Title


Mailing Address for Notices:

NeoPharm Inc.
------------------------------------------
225, East Deerpath, Suite 250
------------------------------------------
Lake Forest, IL 60045
------------------------------------------

------------------------------------------

------------------------------------------


[Include additional signature and address blocks as necessary for all Parties to this CRADA]

[LOGO]  DEPARTMENT OF HEALTH & HUMAN SERVICES       Public Health Service

        ------------------------------------------------------------------------

                                                    Food and Drug Administration
                                                    Rockville MD 20857

                             [STAMPED AUG 6 1997]


           NOTE TO:  Lead Deputy Commissioner

           Through:  Executive Secretariat on 8/7/97

           SUBJECT: Proposed Cooperative Research and Development Agreements under the Federal Technology Transfer Act of 1986 -- ACTION


           During its August 4, 1997 meeting, the FDA CRADA Review Board considered one proposed Cooperative Research and Development Agreement (CRADA). The proposed collaboration is between

                   CBER and Neopharm, Inc. to "Develop and
                   Commercialize Interleukin-13 Pseudomonas
                   Exotoxin as Anticancer Agent."

           The CRADA proposal has been reviewed by other FDA Centers for organizational conflict of interest; by the Division of Ethics and Program Integrity for any individual and organizational conflict of interest, and by other offices for any issues which might need resolution. The reviews were favorable and all issues that were raised have been addressed.

           The Board then conducted its review and recommends your acceptance of this CRADA. An Executive Summary is attached. Please indicate your decision and sign the Summary. Under the Federal Technology Transfer Act, Agencies are required to make their decision within 30 calendar days or, in this case, by September 4, 1997.

           Please let me know if I can provide anything further on this.



                                              /s/ Elizabeth D. Jacobson

                                              Elizabeth D. Jacobson, Ph.D.
                                              Chairperson,
                                              FDA CRADA Review Board


           Attachment
           Executive Summary and
            FDA CRADA 26-97

                                  APPENDIX B
                                  ----------


                                 RESEARCH PLAN
                                 -------------


TITLE OF CRADA: Interleukin-13>Pseudomonas exotoxin as a anticancer agent.
                ------------------------------------------------------------

-------------------------------------.

FDA PRINCIPAL INVESTIGATOR:   Raj K. Puri, M.D., Ph. D.
                            ------------------------------------------------


COLLABORATOR PRINCIPAL INVESTIGATOR: Aquilur Rahman, Ph.D., Chief Scientific
                                     ---------------------------------------
    Officer, NeoPharm, Inc. Lakeforest, IL
--------------------------------------------.

TERM OF CRADA:  Four  (4) years.
              -------

CONFLICTS OF INTEREST INFORMATION: Attach completed "Conflict of Interest and Fair Access Statement." Describe any relevant past, present, or contemplated relationships between the FDA Principal Investigator and his/her Laboratory and the Collaborator in sufficient detail to permit reviewers of this CRADA to determine whether or not any conflicts of interest exist:

--------------------------------------------
      See Attached
--------------------------------------------

--------------------------------------------

--------------------.




The Research Plan which follows this page should be concise but of sufficient detail to permit reviewers of this CRADA to evaluate the scientific merit of the proposed collaboration. The RP should explain the scientific importance of the collaboration and the research goals of FDA and the Collaborator. The respective contributions in terms of expertise and/or research materials of FDA and, the Collaborator should be summarized Initial and subsequent projects contemplated under the RP, and the time periods estimated for their completion, should be described, and pertinent methodological considerations summarized. Pertinent literature references may be cited and additional relevant information included. Include additional pages to identify the Principal Investigators of all other Parties to this CRADA.

Appendix B (CRADA Application):

Title: Interleukin-13-Pseudomonas exotoxin as an anticancer agent.

FDA Principal Investigator (PI): Raj K. Puri, M.D., Ph.D., LMTB, DCGT, OTRR, HFM-530, Tel.: 82 7-0471

Collaborator Principal Investigator: Aquilur Rahman, Ph.D., Chief Scientific Officer and Member, Board of Directors, NeoPharm, Inc. 225 east Deerpath, Suite 250, Lake Forest, IL 60045; Tel: 708-295-8678

The term of CRADA: 4 Years

Research Plan:

1. Goals of this CRADA: a) To investigate structure, function, significance, and biology of interleukin-13 (IL-13) receptor on human malignancy.

b) To investigate the mechanism of cytotoxicity of IL-13-Pseudomonas exotoxin and targeting of IL-13 receptors in vitro and in vivo to human cancer.

c) To evaluate the clinical effectiveness of IL13-PE in cancer patients.

Scientific Importance:
     IL-13 receptors are expressed on solid human cancer cells at uniquely high concentration and these cancer cells are killed by IL13-toxin at uniquely low concentration of an il-13 fusion toxin. This project is important scientifically to investigate the structure, function and significance of IL-13 receptor expression on cancer cells and compare how these receptors are different from those expressed on normal immune cells. These studies will provide insight for effective targeting of IL-13-toxin in vivo for the treatment of human cancer.

2. Detailed description of the Research Plan: In pursuing FDA mission related regulator research activities to understand the mechanism of the disease and safety of biologics, we have discovered that human renal cell carcinoma, glioblastoma, AIDS-related Kaposi's sarcoma and adenocarcinoma express large numbers of interleukin-13 receptors. IL-13 is a pleiotropic immune regulatory cytokine and functions through its specific cell surface receptors. Consistent with its biological effect, we have demonstrated that IL-13 receptors are also expressed in normal immune cells such as B cells and monocytes but in very low numbers. The significance of the expression of large numbers of these receptors on cancer cell lines is not known.

        We have expoited the knowledge of the expression of large numbers of IL-13 receptors to target these with a cytotoxic agent. In this effort, we have producted a novel chimeric protein composed of IL-13 and a mutated form of a bacterial toxin, Pseudomonas exotoxin (PE38). This chimeric toxin was produced by fusing a gene for IL-13 to PE38. This plasmid was expressed in E. coli and large amounts of this protein was purified to >95% purity by column chromatography. By utilizing IL-13-PE38 we found that IL-13 receptor positive cancer cells were killed effectively in a concentration dependent manner as determined by the inhibition of protein synthesis. The inhibitio of protein synthesis collaborated with the cell death as assessed by cell viability or clonogenic asays. Normal resting or activated human T lymphocytes, EBV-immortalized B cells, promonocytic cell lines, human umbilical vein derived endothelial cells, bone marrow cells, resting and activated bone marrow precursor CD34+ cells were not killed by this toxin. These data were consistent with no or low level expression of IL-13 receptors on these cells. The cell killing activity of IL 13-toxin was specific and receptor number dependent. These observations were made primarily using cultured cell lines and some primary cell cultures. These observations are exciting and have important clinical implications indicating potential for the use of IL 13-toxin for the treatment of human solid malignancies.

        Above preliminary results have raised numerous questions regarding the biology of human cancer cell and potential of targeting human cancers in vivo. Further studies are needed to address important issues at this time of the technology development. Some of the studies are listed below:

1. Whether IL-13 receptors are expressed on other solid and hematologic mailgnancies?

2. Whether IL-13 receptors are expressed in situ and how prevalent the expression of IL-13 receptors on human cancer is?

3. Whether the expression of IL-13 receptors is homogenous i all cells in a tumor and whether metastatic nodules express KL-13 receptors more abundantly than primary tumors?

4. The structure of IL-13 receptors in cancer cells has been briefly examined in our laboratory. Additional studies are needed to examine the structure of IL-13 receptors on cancer cells and compare it with those expressed on immune cells.

5. The significance of IL-13 receptors expression on tumor cells needs to be assessed. Are these receptors functional? The preliminary data on human renal cell carcinomas indicates that these receptors are functional because IL-13 inhibited the in vitro growth of these cells and up regulated adhesion molecule, ICAM-1.

6. Whether IL-13 utilizes a unique signal transduction pathway in cancer cells?

7. Whether IL-13 receptors are involved in oncogenesis process or IL-13 receptors act like an oncogene or related to an oncogene. Whether gene for IL-13 receptors has rearranged and mutated in cancer cells?

8. Whether all IL-13 receptors bearing cancer cells can be targeted and killed with IL-13-toxin?

9. We have demonstrated in vitro activity of IL-13-toxin against various cancer cell lines. It needs to be determined whether human tumor xenograft in immunodeficient animals can be cured? Preliminary data indicate that IL 13-toxin has substantial antitumor activity against brain tumors.

10. Whether IL 13-toxin is toxic to immunodeficient or immunocompetent rodents or nonhuman primates.

11. Can one encapsulate this toxin in liposomes to target only cancers and thus avoid nonspecific toxicity of the host if any?

12. Whether IL 13-toxin is cytotoxic to cancer cells which express multidrug resistance (MDR) gene or gene products and these cancers are refractory to conventional chemotherapeutics?

13. What is the clinical efficacy of IL 13-PE38QQR in cancer patients? Whether IL 13-toxin is effective against many types of solid human malignancy?

        While research is ongoing in our laboratory to examine many aspects of above listed studies' predominantly items one through 4,6 and eight, extensive studies are needed to address items five through 12. Due to the limitation for research funds and personnel all these studies cannot be performed expeditiously as desired. In addition, all these studies require a large quantity of IL-13, IL 13-toxin and other reagents which could not be produced in our laboratory. These reagents ae not commercially available or some of them are available such as IL-13 but at prohibitively high cost. The collaborator is a biotechnology company and they appear to bear extensive expertise and have contractors available who can manufacture these for preclinical studies. The collaborator has extensive experience in targeting chemotherapeutics to cancer cells using liposomes as well as overcoming multidrug resistance through liposomal modality of treatment. The specific experience of the collaborator will proviide unique expertise to specifically target our biologic to cancer cells.

        The detailed research plan is described by the collaborator.

3. Respective contributions of the Parties:

a. PI will provide plasmid for IL 13-toxin paste and collaborator will purify this material under cGMP conditions and provide purified protein in large quantities.

b. The collaborator will perform preclinical toxicity experiments utilizing IL-13-toxin in small animals.

c. PI will perform preclinical efficacy experiments in immunodeficient animals utilizing various solid tumor models including brain tumors, AIDS-Kaposi's sarcoma and Renal cell carcinoma.

d. The basic receptor biology, signal transduction and other experiments will be performed in the laboratory of the PI.

e. The PI will perform experiments to examine the in situ expression of IL-13 receptors on many cancer samples using a monoclonal antibody by immunohistochemistry or flow cytometric analysis.

f. The collaborator will perform all the clinical trial with the IL 13-PE38QQR for the indication of human renal cell carcinoma, AIDS-Kaposi's sarcoma and central nervous system malignancies.

Time commitment:

First Year: Investigation of the expression of IL-13 receptors on fresh cancer tissues, production of various forms of IL 13-toxins, begin preclinical efficacy experiments.

Second Year: Production of IL 13-toxin in large quantities, perform preclinical safety experiments in small and large animals, efficacy experiments continued in various models. Begin clinical trial. Perform IL-13 receptor expression experiments in patient samples.

Third Year: Continue clinical trial, preparation of liposome encapsulated IL 13-toxin, preclinical in vitro data generation, in vitro efficacy evaluation, and characterization of encapsulated liposomes.

Fourth Year: Continue clinical trial and if Phase 1 is completed proceed to Phase 2/three study, supportive studies continue, investigate targeting of MDR cancer cells by IL 13-toxin in vitro and in vivo. Preclinical efficacy models to be developed.

4. Abstract of Research Plan: For the collaborator

5. Related CRADAS: PI has no CRADAS

6. Related MTAs: PI has none MTAs regarding this technology.

7. Related Patent applications and Patents: 1. US Patent application for IL-13 receptor specific chimeric proteins and uses thereof DHHS Ref. No E-266-94/0; Date Filed: March 15, 1995. Patent number 5,614,191 Issued March 25, 1997.

2. International Patent application for IL-13 receptor specific chimeric proteins and uses thereof; Date Filed: March 5, 1996.

8. Avoidance of Conflict of Interests and Assurance of Fair Access: Signed form is enclosed for Ethics Branch for review and approval.

APPENDIX C:

FINANCIAL AND STAFFING CONTRIBUTIONS OF THE PARTIES:


The PI will hire a post-doctoral fellow from the funds provided by the collaborator company as indicated in the collaborator commitment letter submitted to Dr. Goldman. This amount would be $100,000 per year. The approximate direct and indirect cost for the fellow would be approximately $55,000.00 dollars per year. The remaining amount ($45,000.00) will be used for purchasing equipments, supplies, chemicals, animals, and radioactive materials etc for these projects.


        FDA CONTRIBUTION:

        FTE PI Time:  5%

        FDA supplies:  For this collaboration, it is expected that most of the supplies will be purchased from the funds provided by the collaborator.

        FDA equipments: Most of the equipments and a computer and printer for computational needs for this project are currently available in our laboratory. However, some equipments such as cell harvester, Joan centrifuge, Inverted phase microscope, Bausch and Lomb microscope, dual chamber water bath, shaking water bath and circulating water baths are rented from the NIH rental services. We expect to purchase these equipments from the CRADA funds because these equipments will be heavily used during the project.